Exhibit (c)(2)
 November 7, 2020  Project DawnPresentation to the Dusk Supervisory Board and Management Board

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L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States.We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or any nonpublic commercial or financial information (except to the extent any such information relates to the tax structure or tax treatment)) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply.  Notice to RecipientConfidential

Transaction Summary

Offer Price per Share (All-Cash)	**$44.50**
Premium / (Discount) to:	
One-Day Prior to Initial Offer ($24.07) (1/30/2020)	*85%*
30-Day VWAP ($28.14) as of 1/30/2020	*58%*
52-Week High ($39.15) as of 1/30/2020	*14%*
Diluted Shares Outstanding (mm) [(1)]	100.224
Implied Equity Value	**$4,460**
Plus: Industrial Financial Debt	3,532
Plus: Non-Controlling Interest	220
Less: Industrial Cash and Cash Equivalents	(1,610)
Less: Financial Services Book Equity	(647)
Less: Equity Investments	(30)
Plus: Pension Underfunding / OPEB Liabilities	2,013
Less: Utilization of Pension-Related Tax Benefits [(2)]	(222)
Plus: Cash-Settled RSUs	8
Plus: 2021E Cash-Settled Grants	21
Implied Pension Adj. Enterprise Value	**$7,746**
For Reference: Additional Adjustments (Included for Discounted Cash Flow Analysis Only)	
Less: Illustrative Present Value of U.S. NOLs	(407) [(6)]
Plus: Dusk Management Due Diligence Findings	621
Implied Due Diligence Adj. Enterprise Value	**$7,959**

Dusk Management Industrial Business Standalone Case for Dawn	**Pension Adj. EBITDA [(3)]**	
FY 2019A	$719	10.8x
FY 2020E	165	47.0
FY 2021E	448	17.3
FY 2022E	707	11.0

Dusk Management Industrial Business Management Case for Dawn	**Pension Adj. EBITDA [(4)]**	
FY 2019A	$719	10.8x
FY 2020E	165	47.0
FY 2021E	481	16.1
FY 2022E	830	9.3

Median of [(5)]		
	Selected Publicly Traded Companies	Selected Precedent Transactions
LTM		9.7x
FY 2021E	9.0x	
FY 2022E	7.7x	

Source: Dusk Management, Dawn Filings, Bloomberg, FactSet and Wall Street Research as of November 6, 2020.
Note: USD in millions, except per share amounts.

(1) Diluted share count calculated pursuant to the Treasury Stock Method, based on 99.576mm basic shares outstanding, 1.015mm options with a weighted average strike price of $34.15, 0.307mm RSUs, 0.060mm DSUs and 0.070mm Series D convertible preference stock with a conversion ratio of 0.3125 per Dusk Management as of November 6, 2020. Also includes 0.024mm Director deferred shares expected to be issued prior to closing per Dusk Management.
(2) Pension-related tax benefits provided by Dusk Management. Assumes 8% discount rate.
(3) EV / EBITDA multiples shown are adjusted for EV pension / OPEB adjustment of $1,791mm, FY2019A EBITDA pension / OPEB adjustment of $6mm, FY2020E EBITDA pension / OPEB adjustment of ($48mm), FY 2021E EBITDA pension / OPEB adjustment of ($47mm) and FY 2022E EBITDA pension / OPEB adjustment of ($67mm).
(4) EV / EBITDA multiples shown are adjusted for EV pension / OPEB adjustment of $1,791mm, FY2019A EBITDA pension / OPEB adjustment of $6mm, FY2020E EBITDA pension / OPEB adjustment of ($48mm), FY 2021E EBITDA pension / OPEB adjustment of ($47mm) and FY 2022E EBITDA pension / OPEB adjustment of ($67mm).
(5) As presented on pages 4 and 5.
(6) Based on U.S. NOL balance of $2,247mm, Section 382 limitation, RBIG allowance, annual usage and tax rate of 25%, all per Dusk Management. Assumes 8% discount rate.

1

 52 - Week Low - High (Pre-Initial Offer) (1)  Analyst Price Targets (Pre-Initial Offer) (1)  Selected Publicly Traded Companies  Selected PrecedentTransactions  Discounted Cash FlowAnalysis - Standalone (5)  Discounted Cash FlowAnalysis - Management (6)  High  Low - High (Undiscounted)  FY 2022E  FY 2019A  Discount  Discount                                                      Ind. Pen. Adj. EBITDA (2)  Ind. Pen. Adj. EBITDA (3)  Rate  Rate  $39.15 (01/03/2019)  $29.00 - $38.00  $707  $719  7.0% - 9.0%  7.0% - 9.0%        FY 2020E Ind. Pen. Adj. EBITDA (4)            $610      Low  Low - High (Discounted)  Multiple Range  Multiple Range  Perpetuity Growth Rate  Perpetuity Growth Rate  $21.63 (08/27/2019)  $26.25 - $34.50  7.0x - 8.0x  8.5x - 12.0x  0.75% - 1.25%Implied LTM EBITDA  0.75% - 1.25%Implied LTM EBITDA                      $21.63  $26.25  $16.75  $18.75  $39.75  $39.15  $34.50  $23.75  $44.50  $74.00  $48.75  $78.25  10  20  30  40  50  60  70  80  90  $100  $53.25      $29.50  $53.75  $28.25        $19.00  $40.25    0    10    20    30    40    50    60    70    80      $10090          2  Financial Analysis Summary  Financial Analysis Ranges     Terminal Multiple Terminal Multiple 6.3x - 9.0x 6.8x - 9.8xSource: Dusk Management, Dawn Filings, FactSet and Wall Street Research as of November 6, 2020.Note: USD in millions, except per share values. Per share values rounded to the nearest $0.25 except for 52-week low/high. Reflects Industrial Debt of $3,532mm, Industrial Cash of $1,610mm, book value of financial services of $647mm, equity investments of $30mm, minority interest of $220mm, 0.176mm of cash-settled RSUs and 0.469mm of 2021E equity grants as well as pension liability of $2,013mm as of July 31, 2020 adjusted for utilization of pension-related tax benefits per Dusk Management. Utilization of pension-related tax benefits assumes an 8% discount rate. Diluted share count calculated pursuant to the Treasury Stock Method, based on 99.576mm basic shares outstanding, 1.015mm options with a weighted average strike price of $34.15, 0.307mm RSUs, 0.060mm DSUs and 0.070mm Series D convertible preference stock with a conversion ratio of 0.3125 per Dusk Management as of November 6, 2020. Also includes 0.024mm Director deferred shares expected to be issued prior to closing per Dusk Management.  (1)(2)(3)  Represents Dawn’s 52-week trading performance based on closing share price and broker price targets as of January 30, 2020 which represents one-day prior to the initial offer. Broker price targets discounted back 1 year at midpoint cost of equity of 10.0%, excludes Jefferies as outlier. Represents Dusk Management Industrial Business Standalone Case for Dawn Pension Adj. EBITDA which adjusts for pension related P&L impact. FY 2022E EBITDA pension / OPEB adjustment of ($67mm). Does not include adjustments for Dusk Management due diligence findings.Represents Dusk Management Industrial Business Standalone Case for Dawn LTM Pension Adj. EBITDA as of July 31, 2020 which adjusts for one-time and non-recurring items as well as pension related P&L impact. FY2019A EBITDA pension / OPEB adjustment of $6mm. Does not include adjustments for illustrative present value of U.S. NOLs or Dusk Management due diligence findings.Represents Dawn FY2020E Industrial Pension Adj. EBITDA based on Wall Street consensus as of January 30, 2020 which represents one-day prior to the initial offer.Represents Dusk Management Industrial Business Standalone Case for Dawn. Terminal year assumes mid-cycle Industrial Revenue, 6% Industrial Pension Adj. EBIT margin, normalized capex equal to 3% of Industrial Revenue, depreciation equal to 99% of capex, no change in NWC, and tax rate of 26.0%, all per Dusk Management. Reflects Dusk Management due diligence findings of $621mm.Represents Dusk Management Industrial Business Management Case for Dawn. Terminal year assumes mid-cycle Industrial Revenue, 8% Industrial Pension Adj. EBIT margin, normalized capex equal to 3% of Industrial Revenue, depreciation equal to 99% of capex, no change in NWC, and tax rate of 26.0%, all per Dusk Management. Reflects Dusk Management due diligence findings of $621mm.Based on U.S. NOL balance of $2,247mm, Section 382 limitation, RBIG allowance, annual usage and tax rate of 25%, all per Dusk Management. Assumes 7% discount rate to reflect the upper end of the NOL DCF range.  (4)(5)  (6)  (7)  Reference Ranges  Offer:$44.50  Midpoint Assumption  DCF Value  of Dawn  NOLs (7)

 Wall Street Analyst Perspectives  3    Source: Broker Research and Factset as of November 6, 2020.Represents analyst price targets as of January 30, 2020 which is one-day prior to the initial offer.Represents median price target of brokers included in Factset’s database: BMO Capital Markets, Jefferies, Loop Capital Markets, Melius Research, Morningstar, RBC Capital Markets, Wells Fargo, Wolfe Research and Vertical Research. Excludes Raymond James and UBS.  Pre-Initial(1)Offer  Current    Target Target Recomm- Valuation Broker Date Price ($) Date Price ($) endation Methodology   Melius Research  1/16/2020  $31.00  10/16/2020  $46.00  Hold  NA  Loop Capital  12/17/2019  38.00  10/13/2020  46.00  Hold  NA  Vertical Research  12/18/2019  30.00  10/9/2020  45.00  Hold  NA  Jefferies  12/17/2019  45.00  10/22/2020  44.50  Hold  Based on Offer  RBC  1/16/2020  32.00  10/16/2020  44.50  Hold  Based on Offer  BMO  1/13/2020  30.00  9/14/2020  43.00  Hold  Based on Offer  UBS  9/10/2019  32.00  9/14/2020  43.00  Hold  Based on Offer  Morningstar  12/18/2019  29.00  9/11/2020  43.00  Hold  NA  Wolfe Research  NA  NA  7/6/2020  39.00  Buy  NA  Wells Fargo  12/17/2019  30.00  9/11/2020  35.00  Hold  EV/EBITDA /EV/Sales  Raymond James  12/17/2019  NA  10/15/2020  NA  Hold  NA  Low  $29.00  $35.00  High (Excl. Jefferies)  $38.00  $46.00                MEDIAN BROKER TARGET PRICE FOR DAWN IN LAST ONE YEAR (2)    Dawn$43.37    $44.50 (2)  $32.00 (2)  Dawn$32.74              $30$25$20$15$10  $35  $40  $45  $50  Dawn Share Price    Dawn Broker Target Price Median

Selected Publicly Traded Companies

Company	Price as of 11/06/2020	% of 52-Wk High	Market Value	Adj. Enterprise Value [1]	EV / Pen. Adj. EBITDA [1] 2021E	EV / Pen. Adj. EBITDA [1] 2022E	2019 - 2021E CAGR Rev.	2019 - 2021E CAGR EBITDA	2021E EBITDA %	2021E EBIT %	Net Debt / '20E EBITDA
Truck OEMS											
PACCAR	$90.09	97%	$31,316	$23,398	9.6x	8.0x	(7.7%)	(13.2%)	12.0%	9.4%	(2.2x)
Volvo	21.99	100%	44,728	38,787	8.4x	7.3x	(7.2%)	(14.6%)	11.3%	9.2%	(1.2x)
Dusk	20.95	74%	10,473	9,510	4.6x	3.5x	(6.7%)	(12.1%)	7.6%	2.9%	0.4x
				Median:	8.4x	7.3x	(7.2%)	(13.2%)	11.3%	9.2%	(1.2x)
Capital Goods											
CNH Industrial	$9.31	80%	$12,765	$14,206	7.6x	6.1x	(20.2%)	(13.0%)	11.1%	4.8%	2.3x
Deere	247.64	100%	79,034	81,844	16.8x	14.8x	(3.6%)	1.4%	15.0%	11.7%	1.0x
Caterpillar	161.29	95%	88,565	91,703	13.3x	11.6x	(10.1%)	(17.3%)	16.8%	12.7%	0.4x
				Median:	13.3x	11.6x	(10.1%)	(13.0%)	15.0%	11.7%	1.0x
CV Suppliers											
Allison	$37.87	77%	$4,267	$6,532	8.0x	7.2x	(8.7%)	(13.4%)	36.2%	28.7%	2.9x
Cummins	229.05	99%	34,279	35,239	10.9x	9.7x	(6.0%)	(5.3%)	15.5%	11.5%	0.4x
				Median:	9.5x	8.4x	(7.4%)	(9.4%)	25.8%	20.1%	1.6x
				Median of All:	9.0x	7.7x	(7.4%)	(13.1%)	13.5%	10.5%	0.4x
Dawn (Consensus) [2]	$24.07	71%	$2,407	$5,679	10.8x	8.7x	(13.1%)	(14.5%)	6.3%	4.6%	5.8x
Dawn (Dusk Mgmt. Forecast) [2][3]	$24.07	71%	$2,407	$5,679	12.7x	8.0x	(13.9%)	(21.0%)	5.5%	3.5%	11.7x

Source: Dusk Management, Dawn filings, Dusk filings, other public filings and FactSet as of November 6, 2020.

Note: USD in millions, except per share data. All items fiscalized to Dawn's October 31 year end. Revenue, EBIT and EBITDA reflect Industrial Business only. EBIT and EBITDA adjusted for pension liabilities and associated carrying costs. EBIT and EBITDA are IFRS-adjusted for capitalized development costs.

(1) Reflects Industrial Adj. Enterprise Value defined as Market Value of Equity less Industrial Cash & Cash Equivalents, plus Industrial Debt, plus Preferred Shares, plus Minority/Non-controlling Interest, less Investments in Unconsolidated Subsidiaries and Affiliates, as applicable. Adjusted for pension / OPEB liabilities and book value of financial services companies.

(2) Market price as of January 30, 2020, which is one day prior to the initial offer.

(3) Represents Dusk Management Industrial Business Standalone Case for Dawn.

4

 Selected Precedent Transactions  5   Source: Public filings, Wall Street Research, FactSet, Mergermarket and other publicly available sources.Note: EUR in billions.          Announcement            Industrial Pen. Adj.    IndustrialPen. Adj. EV  Date    Acquiror    Target    EV (€bn)    / LTM EBITDA                    Sep-2016    Volkswagen AG    Navistar (16.6% Stake)    € 5.6    11.9x  May-2011    Volkswagen AG    MAN SE (Majority Stake)    13.0    8.7x  Mar-2008    Volkswagen AG    Scania AB (Majority Stake)    16.8    10.6x  Oct-2006    MAN SE    Scania AB (Cancelled)    10.0    8.6x              Mean:    9.9x              Median:    9.7x

Summary of Discounted Cash Flow Analysis

Dusk Management Industrial Business Standalone Case for Dawn [1]

Discount Rate	Equity Value per Share at a Perpetuity Growth Rate of 0.75%	1.00%	1.25%
7.0%	$38.75	$41.50	$44.50
8.0%	27.50	29.50	31.50
9.0%	18.75	20.25	22.00

- Standalone projections exclude any incremental synergies arising from the transaction
- Terminal year includes normalizing adjustment for long-term Pension Adj. EBIT margin of 6.0%
- Perpetuity growth rate range of 0.75% – 1.25% implies a terminal LTM EBITDA multiple of 6.3x – 9.0x

Dusk Management Industrial Business Management Case for Dawn [2]

Discount Rate	Synergy Equity Value per Share at a Perpetuity Growth Rate of 0.75%	1.00%	1.25%
7.0%	$66.25	$70.00	$74.00
8.0%	51.25	53.75	56.50
9.0%	39.75	41.50	43.75

- Management projections include incremental synergies arising from the transaction
- Terminal year includes normalizing adjustment for long-term Pension Adj. EBIT margin of 8.0%
- Perpetuity growth rate range of 0.75% – 1.25% implies a terminal LTM EBITDA multiple of 6.8x – 9.8x

Dusk Management Guidance for Perpetuity Growth Rate (1.00% column outlined)

Source: Dusk Management, Dawn Filings and FactSet as of November 6, 2020.
Note: Dollars in millions, except per share values. Cash flows discounted to July 31, 2020 using mid-year convention. Diluted share count calculated pursuant to the Treasury Stock Method, based on 99.576mm basic shares outstanding, 1.015mm options with a weighted average strike price of $34.15, 0.307mm RSUs, 0.060mm DSUs and 0.070mm Series D convertible preference stock with a conversion ratio of 0.3125 per Dusk Management as of November 6, 2020. Also includes 0.024mm Director deferred shares expected to be issued prior to closing per Dusk Management.
(1) Represents Dusk Management Industrial Business Standalone Case for Dawn. Terminal year assumes mid-cycle Industrial Revenue, 6% Industrial Pension Adj. EBIT margin, normalized capex equal to 3% of Industrial Revenue, depreciation equal to 99% of capex, no change in NWC, and tax rate of 26.0%, all per Dusk Management. Reflects Dusk Management due diligence findings of $621mm.
(2) Represents Dusk Management Industrial Business Management Case for Dawn. Terminal year assumes mid-cycle Industrial Revenue, 8% Industrial Pension Adj. EBIT margin, normalized capex equal to 3% of Industrial Revenue, depreciation equal to 99% of capex, no change in NWC, and tax rate of 26.0%, all per Dusk Management. Reflects Dusk Management due diligence findings of $621mm.

6

Appendix

           0.0x  5.0x  10.0x  15.0x  20.0x  Nov-15  Nov-16  Nov-17  Nov-18  Nov-19  Nov-20  Dawn 19.3x  PACCAR 12.0x    Current  Volvo 8.3x  Dusk 7.4x  (2)CV Suppliers10.0x  Capital Goods (1) 13.1x  7  EV / LTM Adj. EBITDA Evolution    Source: Dawn filings, Dusk filings, other public filings and Factset as of November 6, 2020.Note: Enterprise Values shown Reflects Industrial Adj. Enterprise Value. Enterprise Values adjusted for pension liabilities and other carrying costs. Enterprises Values adjusted for book value of equity for financial services companies. Adj. EBITDA adjusted for pension liabilities and associated carrying costs. Adj. EBITDA is IFRS-adjusted for capitalized development costs. Dawn EBITDA reflects consensus WholeCo.Capital Goods selected publicly traded companies include CNH Industrial, Deere and Caterpillar.CV Supplier selected publicly traded companies include Allison Transmissions and Cummins.    Earliest available Dusk estimates   Average 5 Year 3 Year 1 Year YTD Dawn 10.0x 9.7x 10.5x 11.0x(1)          Capital Goods  8.9x  9.0x  9.3x  9.4x  PACCAR  5.6x  6.3x  7.7x  7.9x  CV Suppliers (2)  8.5x  7.9x  8.1x  8.2x  Volvo  5.7x  5.3x  5.5x  5.6x  Dusk  --  --  --  4.7x